Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

PlanetOut Inc.,
a Delaware Corporation;

Here Media Inc.,
a Delaware Corporation;

HMI Merger Sub,
a Delaware Corporation; and

the HMI Owners and the HMI Entities Referred to Herein.

Dated as of January 8, 2009

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TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of January 8, 2009, by and among PlanetOut Inc., a Delaware corporation (“Company”), Here Media Inc., a Delaware corporation (“Parent”), HMI Merger Sub, a Delaware corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”), the HMI Owners and the HMI Entities signatory hereto. Certain capitalized terms have the meanings indicated for such terms in Section 1.1.

RECITALS

Whereas, the HMI Owners desire to contribute the stock and limited liability company interests comprising all of the HMI Ownership Interests in the HMI Entities held by them to Parent in exchange for shares of Parent Common Stock as provided in Section 2.1 (the “Contribution”).

Whereas, the Board of Directors of Company has (i) declared that it is advisable and in the best interests of Company and its stockholders that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, Merger Sub merge with and into Company, with Company being the surviving corporation (the “Merger”) as provided in Section 2.2, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that Company’s stockholders adopt this Agreement and approve the Merger.

Whereas, (i) the Boards of Directors of Parent and Merger Sub have declared that the Merger is advisable and in the best interests of Parent and Merger Sub and their respective stockholders, and have approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) the requisite approvals of stockholders of Parent and Merger Sub have been obtained.

Whereas, pursuant to the Merger, among other things, the outstanding shares of Company Common Stock other than the Excluded Shares and the Dissenting Shares will be converted into the right to receive the Merger Consideration as set forth herein.

Whereas, for Federal income tax purposes, (i) it is intended that the exchange of Company Common Stock for the Merger Consideration and the exchange of HMI Ownership Interests for Parent Common Stock, pursuant to the Merger and the Contribution, taken together, shall qualify as a transaction described in Section 351(a) of the Code; (ii) it is intended that the Company Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; and (iii) the parties intend, by executing this Agreement, to adopt of plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1    Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Acquiror” means Here Media Inc., a Delaware corporation.

“Affiliate” of a Person means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Merger Consideration” has the meaning stated in Section 2.8(a).

“Agreement” has the meaning stated in the preamble to this Agreement.

“Authorizations” has the meaning stated in Section 3.12(b).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or San Francisco, California.

“By-Laws” means the Amended and Restated By-Laws of Company in effect as of the date hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” has the meaning stated in Section 2.8(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Company, as filed with the Secretary of State of the State of Delaware on October 19, 2004, as supplemented by the Certificate of Designation dated January 4, 2007 and amended by the Certificate of Amendment filed October 1, 2007.

“Certificate of Merger” has the meaning stated in Section 2.4.

“Closing” means the consummation of the Merger and the Contribution.

“Closing Date” has the meaning stated in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” means PlanetOut Inc., a Delaware corporation.

“Company Board Recommendation” means the recommendation of Company’s Board of Directors that the stockholders of Company adopt this Agreement and approve the Merger.

“Company Common Stock” means the common stock, par value $0.001 per share, of Company.

“Company Disclosure Schedule” means the document dated the date of this Agreement delivered by Company to the HMI Parties prior to the execution and delivery of this Agreement and referring to the representations and warranties of Company in this Agreement.

“Company Employee Benefit Plans” has the meaning stated in Section 3.10(a).

“Company Equity Incentive Plans” means the 1996 Stock Option Plan of PlanetOut Corporation, the PlanetOut Corporation 1996 Equity Incentive Plan (as amended), the Online Partners.Com, Inc. 1997 Stock Plan (as amended), the PlanetOut Partners, Inc. 2001 Equity Incentive Plan, the PlanetOut Inc. 2004 Equity Incentive Plan and the PlanetOut Inc. 2004 Executive Officers’ and Directors’ Equity Incentive Plan.

“Company ERISA Affiliate” has the meaning stated in Section 3.10(a).

“Company Financial Statements” has the meaning stated in Section 3.5(b).

“Company Intellectual Property” has the meaning stated in Section 3.18(a).

“Company Material Adverse Effect” means any effect that is (i) material and adverse to the business, operations, financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) likely to prevent Company from consummating the transactions contemplated hereby, other than (A) any such effect resulting solely from changes in the economy in general, or the digital media industry in general (but only if, in either case, Company is not disproportionately affected thereby), (B) any change in Company’s stock price, (C) any effect resulting from actions taken pursuant to the terms of this Agreement or at the request of or with the written consent of Parent, or (D) any effect that results from the announcement of this Agreement or the completion of the transactions provided for herein.

“Company Options” means all rights, obligations, commitments or agreements of any character, whether fixed or contingent, calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, in each case limited to those granted to employees, consultants and independent contractors for compensatory purposes and excluding the Excepted Warrants.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of Company.

“Company Registered Intellectual Property” has the meaning stated in Section 3.18(a).

“Company Representatives” has the meaning stated in Section 5.4(a).

“Company Rights” means rights to purchase shares of Company Series A Junior Participating Preferred Stock under the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of January 4, 2007 between Company and Wells Fargo Bank, N.A., as the Rights Agent, as amended June 28, 2007.

“Company SEC Documents” means (i) Company’s Annual Reports on Form 10-K for the 2005, 2006 and 2007 fiscal years, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Company referred to in clause (i) above and for each of the first three fiscal quarters of the 2008 fiscal year of the Company, (iii) all proxy statements relating to Company’s meetings of stockholders (whether annual or special) held since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements, financial statements and other documents filed or submitted by Company with or to the SEC since the beginning of the first fiscal year referred to in clause (i) above.

“Company Series A Junior Participating Preferred Stock” means the Series A Participating Preferred Stock, par value $0.001 per share, of Company.

“Company Stockholder Approval” means the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon to adopt this Agreement and to approve the Merger.

“Company Stockholders’ Meeting” has the meaning stated in Section 6.2(a).

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement by and between the Company and Here Network, LLC dated as of December 5, 2007, as it may be amended from time to time, to which Regent Entertainment Media, Inc., agreed to be bound pursuant the terms of that certain Put/Call Agreement dated as of August 12, 2008 by and among Regent Entertainment Media, Inc., Regent Releasing, LLC, Company, LPI Media Inc. and SpecPub, Inc.

“Continuing Employee” has the meaning stated in Section 6.8(a).

“Contribution” has the meaning stated in the Recitals hereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning stated in Section 2.7(d).

“Effective Time” has the meaning stated in Section 2.4.

“Environmental Laws” has the meaning states in Section 3.15.

“ERISA” has the meaning stated in Section 3.10(a).

“Excepted Warrants” means that certain Warrant to Purchase Common Stock issued to ORIX Venture Finance LLC on September 28, 2006 and that certain Common Stock Warrant issued to Allen & Company, LLC, on January 8, 2009.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Company’s transfer agent or another bank or trust company selected by Parent and reasonably acceptable to Company.

“Excluded Shares” has the meaning stated in Section 2.7(b).

“Form S-4” has the meaning stated in Section 6.1(a)(i).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any multinational, national, federal, state or other court, administrative agency department, office or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any self regulatory organization, or “SRO”.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“HMI Entities” means Here Networks LLC, a Texas limited liability company and Regent Entertainment Media Inc., a Delaware corporation.

“HMI Owners” means Stephen P. Jarchow, Paul A. Colichman, and Here Management LLC, a Texas limited liability company.

“HMI Ownership Interests” means the respective shares of stock of, and limited liability company interests in, the HMI Entities held by the HMI Owners and comprising in the aggregate 100% of the outstanding equity interests in the HMI Entities.

“HMI Parties” means Parent, the HMI Entities and the HMI Owners.

“Intellectual Property” means any or all of the following (whether or not registered with Governmental Entities, and including all national and multinational applications for any of the following) and all rights in, arising out of or associated with the same: patents, trademarks, trade names, trade dress, service marks, copyrights, domain names and uniform resource locators or “URLs” (together with all associated contract rights and goodwill), database rights, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to either (i) Company or any of its Subsidiaries or (ii) Parent or any of the HMI Entities, the actual awareness of those persons set forth in Section 1.1 of the Company Disclosure Schedule and Section 1.1 of the Parent Disclosure Schedule, respectively, in each case after reasonable inquiry by such persons of the individuals within their respective entities having responsibility for the matters in respect of which such awareness or lack thereof is represented and warranted herein, without any implication of other verification or investigation concerning such knowledge.

“Laws and Regulations” means all federal, state, local and foreign laws, rules, regulations and ordinances.

“Lien” means any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

“Material Contracts” has the meaning stated in Section 3.13(a).

“Merger” has the meaning stated in the Recitals hereto.

“Merger Consideration” means one share of Parent Common Stock plus one share of Parent Special Stock.

“Merger Sub” means HMI Merger Sub, a Delaware corporation and wholly-owned subsidiary of Parent.

“Multiemployer Plan” has the meaning stated in Section 3.10(c).

“Multiple-Employer Plan” has the meaning stated in Section 3.10(c).

“Parent” means Here Media Inc., a Delaware corporation.

“Parent and HMI Entities Representatives” has the meaning stated in Section 6.3(a).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the document dated the date of this Agreement delivered by the HMI Parties to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties of Parent and the HMI Entities in this Agreement.

“Parent Financial Statements” has the meaning stated in Section 4.6.

“Parent Intellectual Property” has the meaning stated in Section 4.17(a).

“Parent Material Adverse Effect” means any effect that is (i) material and adverse to the business, operations, financial condition or results of operations of Parent and the HMI Parties taken as a whole or (ii) likely to prevent Parent and the HMI Parties from consummating the transactions contemplated hereby, other than any such effect resulting solely from (A) changes in the economy in general, or the HMI Parties’ respective industries in general (but only if the HMI Entities are not disproportionately affected thereby), (B) actions taken pursuant to this Agreement or at the request of or with the written consent of Company, or (C) the announcement of this Agreement or the completion of the transactions provided for herein.

“Parent Plans” has the meaning stated in Section 6.8(c).

“Parent Registered Intellectual Property” means all (i) Parent Intellectual Property as of the date of this Agreement that is registered in the name of any HMI Entity with any Governmental Entity or for which application for such registration has been made and (ii) domain names and uniform resource locaters (URLs) owned by any HMI Entity or registered in the name of any HMI Entity.

“Parent Special Stock” means the class of capital stock, par value $0.001 per share, designated by that name and authorized for issuance in the certificate of incorporation of Parent.

“Parties” means, collectively, Company, Parent, Merger Sub, the HMI Owners and the HMI Entities.

“Permitted Lien” means any Lien consisting of (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies due and payable but not yet delinquent, (iii) defects in title, easements, restrictive covenants and similar encumbrances, and (iv) any other Liens that individually or in the aggregate do not result in a Company Material Adverse Effect.

“Person” means any individual, legal entity (including general and limited partnerships, unincorporated associations and trusts) or Governmental Entity.

“Proxy Statement” means a definitive form of proxy statement relating to the Company Stockholders’ Meeting to be used to solicit the Company Stockholder Approval hereby.

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation or other Person in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner, managing member, or trustee.

“Superior Proposal” means an unsolicited written proposal by a Third Party to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company, and (i) otherwise on terms which the Board of Directors of Company determines in good faith (after receiving advice of its independent financial advisors) to be more favorable to Company’s stockholders from a financial point of view than the transactions provided for in this Agreement (including any adjustment to the terms and conditions of the transactions provided for in this Agreement made by Parent pursuant to Section 8.1(e)), and (ii) which, in the good faith reasonable judgment of Company’s Board of Directors, is reasonably likely to be consummated within a reasonable time.

“Surviving Corporation” means the entity into which Merger Sub has merged, following the Effective Time.

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets that constitute 25% or more of the consolidated revenues, net income or assets of Company and its Subsidiaries or 25% or more of any class of equity securities of Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, that, if consummated, would result in such Third Party or another Third Party acquiring beneficial ownership of assets that constitute 25% or more of the consolidated revenues, net income or assets of Company and its Subsidiaries, or 25% or more of the equity interest in either Company or any of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Authority” means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information Returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Fee” means $500,000.

“Third Party” means any Person or group other than a Party hereto.

ARTICLE II.
THE MERGER AND THE CONTRIBUTION

2.1    The Contribution. At or prior to the Effective Time, and subject to the terms and conditions of this Agreement, the HMI Owners shall take all actions necessary to contribute all of the HMI Ownership Interests to Parent in exchange for shares of Parent Common Stock in the respective amounts set forth in Exhibit A to this Agreement, which contributions and exchanges shall be stated to become effective only upon the occurrence of the Effective Time referred to in Section 2.4; provided, that if the number of shares of Company Common Stock outstanding immediately prior to the Effective Time is greater or fewer than 4,088,754, then the respective numbers of shares set forth for the HMI Owners in Exhibit A hereto and issuable in the Contribution shall be appropriately and proportionately adjusted so as to result in the aggregate number of shares of Parent Common Stock issued to the HMI Owners pursuant to the Contribution being 80% of the sum of (A) the aggregate number of shares of Parent Common Stock to be issued in the Contribution and the Merger combined, plus (B) the number of shares of Parent Common Stock issuable under the terms of the Excepted Warrants.

2.2    The Merger. At the Effective Time, and subject to the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate. In preparation for the Merger, Parent shall take all such action as shall be necessary to amend its certificate of incorporation to read in full substantially as set forth in Exhibit B attached hereto.

2.3    Closing. The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing. The Closing shall take place at the offices of Mayer Brown LLP, 350 South Grand Avenue, Suite 2500, Los Angeles, California 90071, or at such other location and at such time as the parties hereto may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.4    Effective Time. Prior to the Closing, Parent and Company shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State, or at such later time as Parent and Merger Sub, on the one hand, and Company, on the other hand, shall agree and specify in the Certificate of Merger. The time the Merger becomes effective is referred to herein as the “Effective Time”.

2.5    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.6    Certificate of Incorporation; By-Laws; Directors and Officers. Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time:

(a)    The certificate of incorporation of Company shall be the certificate of incorporation of the Surviving Corporation.

(b)    The by-laws of the Surviving Corporation shall be amended and restated to conform to the by-laws of Merger Sub as in effect immediately before the Effective Time.

(c)    The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation and, except as Merger Sub may otherwise notify Company in writing prior to the Effective Time, the officers of Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation. In addition, the initial directors of Parent at the Effective Time shall be Stephen P. Jarchow, Paul A. Colichman and a person proposed by the Board of Directors of Company and approved by the HMI Owners.

2.7    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the stockholders of any of the foregoing, the shares of stock of the constituent corporations shall be converted as follows:

(a)    Common Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Company Common Stock Owned by Parent, HMI Parties and Merger Sub. Each issued and outstanding share of Company Common Stock that is owned by Parent, any of the other HMI Parties, Merger Sub or any other wholly owned Subsidiary of Parent or held in the treasury of Company (collectively, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock, Parent Special Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)    Conversion or Retention of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Merger Consideration therefor upon surrender of the Certificate representing such share of Company Common Stock following the Merger in the manner set forth in Section 2.8. Each share of Company Common Stock converted into Merger Consideration pursuant to this Section 2.7(c) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate previously representing shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate. If, prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(d)    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value of such holder’s shares as determined in accordance with Section 262 of the Delaware Law (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration and instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with Delaware Law, unless and until such holder shall have failed to perfect or shall have validly withdrawn such holder’s demand or lost such holder’s rights under Section 262 of the Delaware Law. If any such holder of Company Common Stock shall have failed to perfect or shall have validly withdrawn such demand or lost such right, each share of Company Common Stock of such holder shall be treated, at Company’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.7(c). Company shall give prompt notice to Parent of any demands received by Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.8    Exchange of Certificates.

(a)    Exchange Agent. Prior to the mailing of the Proxy Statement, Parent shall appoint the Exchange Agent for the payment of the Merger Consideration. Concurrently with the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock for exchange with the holders of shares of Company Common Stock in accordance with this ARTICLE II, the aggregate number of shares of Parent Common Stock and Parent Special Stock necessary to complete all such exchanges (the “Aggregate Merger Consideration”).

(b)    Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, or an electronic book entry position in lieu of a physical certificate or certificates, that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a “Certificate”) whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.7, (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock theretofore represented by such Certificate pursuant to the provisions of this ARTICLE II, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, but only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.8.

(c)    No Further Ownership Rights in Company Common Stock Exchanged. The Merger Consideration exchanged upon the surrender of Certificates representing shares of Company Common Stock in accordance with the terms of this ARTICLE II shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

(d)    Termination of Exchange Agent Function. Any portion of the Aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(b) that remains unclaimed by the holders of shares of Company Common Stock upon the expiration of six months after the Effective Time shall be returned to the sole control of Parent and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with the exchange procedures of this ARTICLE II shall thereafter look only to Parent for payment of the Merger Consideration. Except as may otherwise be agreed between Parent and the Exchange Agent, the Exchange Agent shall thereupon cease to have any authority to conduct exchanges of Certificates for Merger Consideration.

(e)    No Liability. None of the Parties, the Surviving Corporation, the Exchange Agent, or any employee, officer, director, agent or affiliate of any thereof, shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Withholding Rights. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.9    Treatment of Equity Incentive Plans and Warrants. Company shall take any and all action necessary to cause all warrants and other rights to purchase Company Common Stock pursuant to any agreement to which Company is a party, other than the Excepted Warrants, all incentive or other compensation plans of Company involving Company Common Stock or other securities of Company, and all options and other awards granted under all such plans to terminate at or prior to the Closing without the payment of any amount or the incurrence of any future obligation to pay any amount by Company, the Surviving Corporation or any of the HMI Parties.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Schedule, Company represents and warrants to the HMI Parties that each of the following statements set forth in this ARTICLE III is true and correct. The Company Disclosure Schedule shall be organized to correspond to the Sections in this ARTICLE III. Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule and (ii) any other representation and warranty to which the relevance of such exception is reasonably apparent.

3.1    Corporate Organization, Standing and Power. Each of Company and its Subsidiaries is a corporation, validly existing and in good standing under the laws of its jurisdiction of organization. Each of

Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material. Company has furnished or made available to the HMI Parties a true and correct copy of the Certificate of Incorporation, as amended, and By-Laws, as amended, of Company. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or by-laws or other charter or organizational documents, each as amended.

3.2    Capitalization.

(a)    The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. At January 6, 2008, (i) 4,088,754 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, (ii) 22,204 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options, (iii) 22,082 shares of Company Common Stock were held in the treasury of Company, (iv) 240,317 shares of Company Common Stock were reserved for issuance pursuant to Company Options not yet granted, (v) 87,000 shares of Company Common Stock were reserved for issuance pursuant to the Excepted Warrants and (vi) 100,000 shares of Company Preferred Stock are designated Company Series A Junior Participating Preferred Stock, no shares of which were outstanding. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of Company shall be issued or become outstanding after the date hereof other than upon exercise of Company Options outstanding as of the date hereof or the Excepted Warrants. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all rights of any character relating to the issued or unissued capital stock of Company and each of its Subsidiaries, or obligating Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness or securities of Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)    None of Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Company’s Subsidiaries or any other Person. All of the outstanding shares of capital stock and voting securities of each Subsidiary of Company are owned, directly or indirectly, by Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company’s Subsidiaries owned by Company, directly or indirectly, are free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. None of the outstanding equity securities or other securities of any of Company or its Subsidiaries was issued in violation of the Securities Act or any other legal requirement.

(c)    Neither Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Company) or any direct or indirect equity interest in any other business. Neither Company nor any Subsidiary is or has ever been a general partner of any general or limited partnership or the managing member of any limited liability company.

3.3    Authority; No Violation.

(a)    Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to comply with the terms hereof and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Company Stockholder Approval is the only vote of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws or the certificates or articles of incorporation or by-laws, or other charter or organizational documents, of Company’s Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any Authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

3.4    Consents and Approvals. Except for (i) the Company Stockholder Approval and (ii) the consents, notices and approvals set forth in Section 3.4 of the Company Disclosure Schedule, no filings with or consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation by Company of the Merger and the other transactions contemplated hereby.

3.5    SEC Documents; Financial Statements.

(a)    Company has furnished or made available (including via EDGAR) to Parent true and complete copies of the Company SEC Documents filed with the SEC by Company on or prior to the Effective Time, and Company shall furnish or make available (including via EDGAR) to Parent true and complete copies of any Company SEC Documents filed with the SEC by Company after the date hereof and prior to the Effective Time. As of their respective filing dates, (i) the Company SEC Documents complied or will comply, as applicable, in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) none of the Company SEC Documents contained or will contain, as applicable, any untrue statement of a material fact or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document.

(b)    The consolidated financial statements of Company contained in the Company SEC Documents (collectively, the “Company Financial Statements”), as of the dates of the filing of such reports, were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that in the case of unaudited statements for quarterly periods, such unaudited statements were prepared in accordance with the requirements for financial statements to be included in quarterly reports filed with the SEC on Form 10-Q) and fairly present in all material respects the consolidated financial condition and the results of operations of Company and its Subsidiaries as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

(c)    Company has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all material information relating to Company, including its consolidated Subsidiaries, (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and all such information is accumulated and communicated to Company’s management, including its principal executive and principal financial officers, and to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Company required under the Exchange Act with respect to such reports. Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee, a copy of which has previously been made available to the HMI Parties.

(d)    Company’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of Company’s financial reporting and financial statements, and include policies and procedures (i) providing reasonable assurance that (A) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and (B) receipts and expenditures are in accordance with the authorization of Company’s management and directors and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2007, nor has any such deficiency or weakness been identified between that date and the date of this Agreement.

3.6    Absence of Certain Changes or Events. Since September 30, 2008, (i) each of the Company and its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is a Company Material Adverse Effect or would reasonably be expected to result in a Company Material Adverse Effect; and (iii) the Company has not taken any of the actions that Company has agreed not to take from the date hereof through the Closing Date pursuant to Section 5.2 of this Agreement.

3.7    Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of Company and its Subsidiaries as of September 30, 2008 included in the Company SEC Documents, (ii) those incurred in the ordinary course of business consistent with past practice since September 30, 2008 and (iii) those incurred in connection with the execution of this Agreement.

3.8    Legal Proceedings. Neither Company nor any of its Subsidiaries is a party to any, and there is no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Company, any of its Subsidiaries or any of their officers or directors which, if decided adversely to Company or its Subsidiary, would, individually or in the aggregate, be material to Company. There is no injunction, order, judgment or decree imposed upon Company, any of its Subsidiaries or any of their officers or directors, or the assets of Company or any of its Subsidiaries.

3.9    Taxes and Tax Returns.

(a)    (i) Company and each of its Subsidiaries have filed or caused to be filed all federal, state, foreign and local Tax Returns required to be filed with any Tax Authority; (ii) all such Tax Returns are true, accurate, and complete in all material respects; (iii) Company and its Subsidiaries have paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in Company Financial Statements, and (iv) Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior Tax periods in excess of the amount reserved or provided for in Company Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No federal, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of Company or its Subsidiaries. No issue has arisen in any examination of the Company by any Tax Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld. Any adjustment of income Taxes of the Company made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign Tax Authorities has been so reported.

(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes upon Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any Tax return for any period.

(d)    Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

(e)    Neither Company nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company) or (ii) has any liability for the Taxes of any Person (other than any of Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Company and each of its Subsidiaries have withheld (or caused its third party payroll processor to withhold) from their employees, customers and any other applicable payees (and timely paid to the appropriate Governmental Entity) proper amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable Laws and Regulations (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States Persons), except for such amounts, individually or in the aggregate, as are not material.

(g)    In the past five years, neither Company nor any of its subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355.

(h)    Neither Company nor any of its Subsidiaries has been a party to or otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)    Neither Company nor any of its Subsidiaries is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Company or any of its Subsidiaries.

(j)    None of Company or its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any person that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

3.10  Employee Benefit Plans.

(a)    Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options and other equity awards (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company, any Subsidiary or any entity within the same “controlled group” as Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a “Company ERISA Affiliate”) or to which Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of Company, any Subsidiary or Company ERISA Affiliate (the “Company Employee Benefit Plans”).

(b)    All Company Employee Benefit Plans comply and have been administered in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law, and no event has occurred which will or could cause any such Company Employee Benefit Plan to fail to comply in all material respects with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

(c)    None of the Company Employee Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (the “Multiemployer Plan”) or a “multiple-employer plan” as contemplated by Section 413(c) of the code (“Multiple-Employer Plan”). None of the Company, any Subsidiary or any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan or Multiple-Employer Plan or otherwise has any liability or potential liability with respect to any Multiemployer Plan or Multiple-Employer Plan.

(d)    None of the Company Employee Benefit Plans is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA.

(e)    Neither Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable law or regulation.

(f)    Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter (or opinion letter) from the IRS, and, to Company’s knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(g)    None of Company, the Subsidiaries, the officers of Company or any of the Subsidiaries, any Company ERISA Affiliate or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or, to Company’s knowledge, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of the Subsidiaries or any officer of Company or any of the Subsidiaries to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (l) of ERISA. There have been no actions or omissions by the Company, any of the Subsidiaries or any Company ERISA Affiliate with respect to any Company Employee Benefit Plan which have given rise to or may give rise to any material Tax, fine, interest or penalty under any applicable Laws and Regulations, including ERISA and the Code, for which the Company, any of the Subsidiaries or any Company ERISA Affiliate may be liable or under Section 409A of the Code for which the Company, any of the Subsidiaries, any Company ERISA Affiliate or any participant in any Company Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(h)    True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, to the extent applicable, have been delivered or made available to the HMI Parties by Company: (i) all Company Employee Benefit Plans and related trust documents and other funding vehicles, and amendments thereto; (ii) the three most recent Forms 5500 with accountant’s opinion of the plan’s financial statements; (iii) summary plan descriptions and summaries of material modifications; (iv) all insurance contracts, record keeping agreements, investment management and other investment-related agreements, and administrative services agreements; (v) the three most recent actuarial reports; (vi) all Governmental Entity rulings and opinions, including (without limitation) Internal Revenue Service determination letters, and all pending requests for rulings and opinions.

(i)    There are no pending actions, claims, audits, investigations or lawsuits which have been asserted, instituted or, to Company’s knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

3.11  Employee Matters.

(a)    Company and each of its Subsidiaries are in compliance with all applicable Laws and Regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including all Laws and Regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice. Neither Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement or other labor union contract; nor does Company know of any activities or proceedings of any labor union or other collective bargaining representative to organize any such employees.

(b)    Neither Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities that violate the Workers Adjustment and Retraining Notification Act, as amended, or any similar state or local plant closing or mass layoff statute rule or regulation.

3.12  Compliance with Applicable Law and Regulatory Matters.

(a)    Company and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b)    Company and each of its Subsidiaries have all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material. Except as would not be material to Company, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)    There are no Governmental Orders applicable to Company or any of its Subsidiaries which have had a Company Material Adverse Effect.

3.13  Material Contracts.

(a)    Except for the contracts described in or filed as an exhibit to the Company’s Annual Report on Form 10-K for the 2007 fiscal year or as set forth in Section 3.13 of the Company Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to or is bound by any of the following:

(i)    any contract or agreement entered into, other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of or to invest in any other Person or entity;

(ii)    any contract or agreement for the purchase of goods, materials, supplies, developmental services, equipment, other assets or services in excess of $100,000 which cannot be cancelled by Company or any of its Subsidiaries without penalty or further payment and without more than 30 days’ notice;

(iii)    any contract with any independent contractor or consultant (or similar arrangement) which is not cancelable without penalty and without more than 30 days’ notice;

(iv)    any trust indenture, mortgage, promissory note, loan agreement providing for a deferred purchase price or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or lessee;

(v)    any contract or agreement limiting the freedom of Company or any of its Subsidiaries or any of their respective employees to engage in any line of business or to compete with any other Person or in any area;

(vi)    any contract or agreement with any Affiliate of Company;

(vii)    any employment agreement with any employee or officer of Company or any of its Subsidiaries;

(viii)    any agreement of guarantee, surety, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than, with respect only to agreements of indemnification, agreements entered into with Third Persons in the ordinary course of business;

(ix)    any agreement which would be terminable, other than by Company or its Subsidiaries, or under which a payment obligation could arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement;

(x)    any alliance, cooperation, joint venture, joint marketing, co-branding, stockholders’, partnership or similar agreement;

(xi)    any agreement, option or commitment or right with, or held by, any Third Party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries;

(xii)    any contract or agreement which would require any consent or approval of a counterparty as a result of or to permit the consummation of the transactions contemplated by this Agreement without breach of such contract or agreement;

(xiii)    any agreement pursuant to which Company or any of its Subsidiaries sold or purchased, or granted or received any rights to use, exploit or practice, any Intellectual Property, other than “shrink-wrap” or “click-wrap” licenses for off-the-shelf software involving total payments of less than $50,000 per annum;

(xiv)    any lease of real or personal property, whether as lessee or as lessor, other than any lease providing for annual payments of less than $50,000;

(xv)    any agreement to indemnify or hold harmless any director, officer, employees or Affiliates of Company, or any Third Person (including agreements for the sale of assets or a line of business) other than, with respect only to agreements of indemnification of Third Persons, agreements entered into in the ordinary course of business; and

(xvi)    any other contract the loss of which would have a Company Material Adverse Effect.

(b)    Company and each of its Subsidiaries have performed all of the material obligations required to be performed by them and are entitled to all material accrued benefits under each, and are not alleged to be in material default in respect of any, Material Contract to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound. Each of the Material Contracts is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been furnished or made available to the HMI Parties or filed as exhibits to the Company SEC Documents.

3.14  Assets.    Company and its Subsidiaries own, lease or have the right to use all the properties and assets necessary or currently used for the conduct of their respective businesses free and clear of all Liens of any kind or character, except Permitted Liens. All items of equipment and other tangible assets owned by or leased to Company and its Subsidiaries are in good condition and repair (ordinary wear and tear excepted). In the case of leased equipment and other tangible assets, Company and its Subsidiaries hold valid leasehold interests in such leased equipment and other tangible assets, free and clear of all Liens of any kind or character, except Permitted Liens.

3.15  Environmental Liability. Company and each of its Subsidiaries are and have been in compliance with all Environmental laws, except where such noncompliance would not, individually or in the aggregate, be material. To the Knowledge of Company, there are no liabilities of Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including CERCLA (collectively, “Environmental Laws”), pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or Third Party imposing any liability or obligation with respect to the foregoing.

3.16  State Takeover Laws; Stockholder Rights Plan.

(a)    The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

(b)    Company has taken all action necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any person to exercise any rights under the Company Rights Agreement or enable or require the rights provided under the Company Rights Agreement to separate from the shares of Company Common Stock to which they were attached or to be triggered or to become exercisable. No “Distribution Date,” as such term is defined in the Company Rights Agreement, has occurred by reason of the entry into this Agreement, nor will the consummation of the transactions contemplated hereby cause a Distribution Date to occur. Company shall take all necessary action with respect to all the outstanding Company Rights so that, as of the Effective Time, (i) none of Company, Parent or Merger Sub will have any obligations under the Company Rights Agreement and (ii) the holders of the Company Rights will have no rights under the Company Rights Agreement.

3.17  Insurance. Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 3.17 of the Company Disclosure Schedule. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18  Intellectual Property.

(a)    Company and its Subsidiaries own, or are licensed or otherwise possess adequate rights to use, all of the Intellectual Property used by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries, and such ownership, licenses and rights will not be affected by the consummation of the transactions contemplated by this Agreement. Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list of all (i) Company Intellectual Property as of the date of this Agreement that is registered with any Governmental Entity or for which application for such registration has been made and (ii) domain names and uniform resource locaters (URLs) owned by Company or registered in Company’s name (the Intellectual Property referred to in the preceding clauses (i) and (ii) being referred to herein collectively as “Company Registered Intellectual Property”), including in each case each applicable registration or application number, registration date, expiration or renewal date, name of registry (for domain names) and jurisdiction of registration. Company and its Subsidiaries have taken all actions necessary to maintain and protect the Company Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Company and each of its Subsidiaries have complied with all necessary notice and marking requirements for the Company Registered Intellectual Property. None of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of Company, all Company Registered Intellectual Property is valid and enforceable.

(b)    Neither Company nor any of its Subsidiaries has received written notice from any Third Party alleging any interference, infringement, misappropriation or violation by Company or any of its Subsidiaries of any rights of any Third Party to any Intellectual Property and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any rights of any Third Party to any Intellectual Property. To the Knowledge of Company, no Third Party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any of its Subsidiaries has entered into any exclusive license or agreement relating to any Company Intellectual Property with, Third Parties. Neither Company nor any of its Subsidiaries owes any royalties or payments to any Third Party for using or licensing to others any Company Intellectual Property.

(c)    Neither Company nor any of its Subsidiaries is a party to any agreement, or has any other obligation to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

3.19  Interests of Officers and Directors. None of the officers or directors of Company or any of its Subsidiaries or any of their respective Affiliates has any interest in any property, real or personal, tangible or intangible, used in the business of Company or its Subsidiaries, or in any supplier, distributor or customer of Company or its Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with Company and its Subsidiaries, except as disclosed in the Company SEC Documents and except for the normal ownership interests of a stockholder and employee rights under the Company Options.

3.20  Opinion. Prior to the execution of this Agreement, Company has received opinions from Allen & Company, LLC and from Viant Capital, LLC, each to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of Company from a financial point of view.

3.21  Broker’s Fees. Except for compensation payable to Allen & Company, LLC as described in Section 3.21 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement.

3.22  Certain Business Practices. Neither Company nor any of its Subsidiaries nor any director, officer, agent or employee of Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Company or any of its Subsidiaries, or (ii) made any unlawful payments to officials or employees of Governmental Entities or to directors, officers or employees of foreign or domestic business enterprises, or violated any provision of the Foreign Corrupt Practices Act of 1977.

3.23  Disclaimer of Other Representations and Warranties. Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) neither Parent nor Merger Sub nor any other Party makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger or the other transactions provided for in this Agreement and Company is not relying on any representation or warranty except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub or any other Party to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger or the other transactions provided for in this Agreement and, if made, such representation or warranty may not be relied on by Company as having been authorized by any Party.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND THE
HMI ENTITIES

Except as disclosed in the Parent Disclosure Schedule, Parent, Merger Sub and the HMI Entities represent and warrant to Company that each of the following statements set forth in this ARTICLE IV is true and correct. The Parent Disclosure Schedule shall be organized to correspond to the sections in this ARTICLE IV. Each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified(by cross-reference or otherwise) in the Parent Disclosure Schedule and (ii) any other representation and warranty to which the relevance of such exception is reasonably apparent.

4.1    Corporate Organization, Standing and Power. Each of Parent, Merger Sub and the HMI Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent, Merger Sub and the HMI Entities has the corporate power, or power as a limited liability company, to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material. Neither Parent, Merger Sub nor any of the HMI Entities is in violation of any of the provisions of its certificate or articles of incorporation or by-laws or other organizational documents, each as amended.

4.2    Parent and Merger Sub; Capitalization.

(a)    The outstanding capital stock of Parent consists solely of one share of Parent Common Stock, which share is owned directly by Stephen P. Jarchow.

(b)    The HMI Owners own all of the outstanding capital stock and equity interests of the HMI Entities and no other Person has any contractual or other right to acquire any shares of capital stock or other equity interests in any of the HMI Entities. All of the outstanding equity interests in the HMI Entities are duly authorized, validly issued, fully paid and nonassessable and none were issued in violation of any preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the HMI Entities that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equity holders of any of the HMI Entities may vote.

(c)    No HMI Entity has any contract or other obligation to repurchase, redeem or otherwise acquire any of its equity interests. None of the outstanding equity securities of any of the HMI Entities was issued in violation of the Securities Act or any other legal requirement.

(d)    The pro forma capitalization of Parent upon completion of, and giving effect to, the Contribution and the Merger will be as set forth on Exhibit (A) attached hereto.

4.3    Authority; No Violation.

(a)    Each of the HMI Parties has full corporate power and authority or power and authority under applicable limited liability company laws and its organizational documents, as applicable, to execute and deliver this Agreement and to comply with the terms hereof and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved and adopted by the boards of directors of Parent and Merger Sub, by Parent as the sole stockholder of Merger Sub and by the board of directors and limited liability company managers, as applicable, of the HMI Entities and the HMI Owners. No other corporate proceedings (including any approvals of Parent stockholders) on the part of Parent or Merger Sub, and no other entity or limited liability company approvals in respect of the HMI Entities, are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, the HMI Entities, the HMI Owners and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement by Parent, the HMI Entities, the HMI Owners and Merger Sub, nor the consummation by each of them of the transactions contemplated hereby, nor compliance by each of them with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, by-laws or other organizational documents of Parent, the HMI Entities, the HMI Owners or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of the HMI Entities or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of the HMI Entities under, any Authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of the HMI Entities is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

4.4    Consents and Approvals. Except for the consents, notices and approvals set forth in Section 4.4 of the Parent Disclosure Schedules, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (a) the execution and delivery by Parent, the HMI Entities, the HMI Owners and Merger Sub of this Agreement and (b) the consummation by each of them of the transactions contemplated hereby.

4.5    Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization of the negotiation and consummation of this Agreement, the merger and the transactions contemplated hereby, neither Parent nor Merger Sub has incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.6    Financial Statements. Parent and the HMI Entities have provided the following financial statements (the “Parent Financial Statements”) to Company: (i) audited balance sheet, statement of members’ equity, income statement and statement of cash flows of Here Networks LLC as of and for the year ended December 31, 2008, (ii) unaudited balance sheets, statements of members’ equity, income statements and statements of cash flows of Here Networks LLC as of and for the year ended December 31, 2006 and as of and for the nine-month periods ended September 30, 2007 and 2008, and (iii) unaudited balance sheet of Regent Entertainment Media Inc. as of September 30, 2008. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes and except that in the case of unaudited statements for quarterly periods, such unaudited statements were prepared in accordance with the requirements that would be applicable to financial statements to be included in quarterly reports filed with the SEC on Form 10-Q) and fairly present in all material respects the consolidated financial condition and the results of operations of the HMI Entities to which they relate as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

4.7    Absence of Certain Changes or Events. Since September 30, 2008, (i) each of the HMI Entities has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is a Parent Material Adverse Effect or would reasonably be expected to result in a Parent Material Adverse Effect; and (iii) neither Parent nor any HMI entity has taken any of the actions that Parent and each of the HMI Entities has agreed not to take from the date hereof through the Closing Date pursuant to Section 5.3.

4.8    Undisclosed Liabilities. Neither Parent nor any of the HMI Entities has any material obligations or liabilities of any nature (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheets (and the related notes thereto) as of September 30, 2008 included in the Parent Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since September 30, 2008 and (iii) those incurred in connection with the execution of this Agreement.

4.9    Legal Proceedings. Neither Parent nor any of the HMI Entities is a party to any, and there is no pending or, to the Knowledge of Parent or any of the HMI Entities, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Parent or any of the HMI Entities or any of their officers or directors. There is no injunction, order, judgment or decree imposed upon Parent or any of the HMI Entities or any of their officers or directors, or the assets of Parent or any of the HMI Entities.

4.10    Taxes and Tax Returns.

(a)    (i) Parent and each of the HMI Entities have filed or caused to be filed all federal, state, foreign and local Tax Returns required to be filed with any Tax Authority; (ii) all such Tax Returns are true, accurate, and complete in all material respects; (iii) Parent and each of the HMI Entities have paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for, in accordance with GAAP in the Parent Financial Statements.

(b)    No federal, state, local or foreign audits, examinations, or other formal proceedings are pending or, to Parent’s and each of the HMI Entities’ Knowledge, threatened with regard to any Taxes or Tax Returns of Parent or any of the HMI Entities. No issue has arisen in any examination of the Parent or any of the HMI Entities by any Tax Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.

(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes payable by Parent or the HMI Entities, nor has Parent or any of the HMI Entities given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any Tax return for any period.

(d)    Each HMI Owner’s aggregate tax basis in the HMI Ownership Interests contributed to Parent (including such HMI Owner’s allocable share of the tax basis of each asset of Here Networks LLC) will exceed the liabilities assumed by Parent that such HMI Ownership Interests (including such HMI Owner’s allocable share of each liability of Here Networks LLC) are subject to at the time of the Contribution. Any liabilities assumed in connection with the Contribution and the liabilities to which HMI Ownership Interests (or the assets of the HMI Entities) are subject, were incurred in the ordinary course of business and are associated with the assets of the HMI Entities.

4.11    Employee Matters.

(a)    Each of the HMI Entities is in compliance with all applicable Laws and Regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including all Laws and Regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices. No HMI Entity is engaged in any unfair labor practice. No HMI Entity is or has been a party to any collective bargaining agreement or other labor union contract; nor does Parent have any Knowledge of any activities or proceedings of any labor union or other collective bargaining representative to organize any such employees.

(b)    No HMI Party has engaged in any plant closing or employee layoff activities that violate the Workers Adjustment and Retraining Notification Act, as amended, or any similar state or local plant closing or mass layoff statute rule or regulation.

4.12    Compliance with Applicable Law and Regulatory Matters. Parent and each of the HMI Entities have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties. There are no Governmental Orders applicable to Parent or any of the HMI Entities which have had a Parent Material Adverse Effect.

4.13    Material Contracts. Except for the contracts set forth in Section 4.13 of the Parent Disclosure Schedule, no HMI Entity is a party to or is bound by any of the following:

(a)    any contract or agreement entered into, other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of or to invest in any other Person;

(b)    any contract or agreement limiting the freedom of any HMI Entity or any of their respective employees to engage in any line of business or to compete with any other Person or in any area;

(c)    any contract or agreement with any Affiliate of any HMI Entity; or

(d)    any agreement, option, commitment or right, not entered into in the ordinary course of business consistent with past practice, with, or held by, any Third Party to acquire any material portion of the assets or properties, or any material interest therein, of any HMI Entity.

4.14    Assets. Each HMI Entity owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its respective businesses free and clear of all Liens of any kind or character, except Permitted Liens. All items of equipment and other tangible assets owned by or leased to the HMI Entities are in good condition and repair (ordinary wear and tear excepted). In the case of leased equipment and other tangible assets, the HMI Entities hold valid leasehold interests in such leased equipment and other tangible assets, free and clear of all Liens of any kind or character, except Permitted Liens.

4.15    Environmental Liability. The HMI Entities are and have been in compliance with all Environmental laws, except where such noncompliance would not, individually or in the aggregate, be material. To the Knowledge of Parent, there are no liabilities of any HMI Entity of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of Parent, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on any HMI Entity, of any liability or obligation arising under any Environmental Laws, pending or, to the Knowledge of Parent, threatened against any HMI Entity. No HMI Entity is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or Third Party imposing any liability or obligation with respect to the foregoing.

4.16    Insurance. There is no claim pending under any insurance policy held by any HMI Entity with respect to its business as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and each HMI Entity is otherwise in compliance in all material respects with the terms of its policies. Parent has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.17    Intellectual Property.

(a)    Each HMI Entity owns, or is licensed or otherwise possess rights to use all of the Intellectual Property used by it as of the date hereof (collectively, the “Parent Intellectual Property”) in the manner that it is currently used by such HMI Entity with, and such ownership, licenses and rights will not be affected by the consummation of the transactions contemplated by this Agreement. Each HMI Entity has taken all actions necessary to maintain and protect the Parent Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information. Each HMI Entity has complied with all necessary notice and marking requirements for the Parent Registered Intellectual Property. None of the Parent Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of Parent, all Parent Registered Intellectual Property is valid and enforceable.

(b)    No HMI Entity has received written notice from any Third Party alleging any interference, infringement, misappropriation or violation by an HMI Entity of any rights of any Third Party to any Intellectual Property and, to the Knowledge of Parent, no HMI Entity has interfered with, infringed upon, misappropriated or violated any rights of any Third Party to any Intellectual Property. To the Knowledge of Parent, no Third Party has interfered with, infringed upon, misappropriated or violated any Parent Intellectual Property. No HMI Entity has entered into any exclusive license or agreement relating to any Parent Intellectual Property with, Third Parties. No HMI Entity owes any royalties or payments to any Third Party for using or licensing to others any Parent Intellectual Property.

(c)    No HMI Entity is a party to any agreement, or has any other obligation to indemnify, any Person against a claim of infringement of or misappropriation by any Parent Intellectual Property.

4.18    Interests of Officers and Directors. None of the officers or directors of any HMI Entity or any of their respective Affiliates has any interest in any property, real or personal, tangible or intangible, used in the business of an HMI Entity, or in any supplier, distributor or customer of an HMI Entity, or any other relationship, contract, agreement, arrangement or understanding with any HMI Entity, except for the normal ownership interests of a stockholder.

4.19    Broker’s Fees. Neither Parent nor any of the HMI Entities or the HMI Owners has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.20    Certain Business Practices. No HMI Entity and no director, officer, agent or employee of any HMI Entity has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of an HMI Entity, or (ii) made any unlawful payments to officials or employees of Governmental Entities or to directors, officers or employees of foreign or domestic business enterprises, or violated any provision of the Foreign Corrupt Practices Act of 1977.

4.21    Disclaimer of Other Representations and Warranties. Each of Parent, Merger Sub and the HMI Entities acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) neither Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and neither Parent, Merger Sub nor any of the HMI Entities is relying on any representation or warranty except for those expressly set forth in this Agreement and (b) no Person has been authorized by Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger and, if made, such representation or warranty may not be relied on by Parent or any of the HMI Entities as having been authorized by Company or any of its Subsidiaries.

ARTICLE V.
CERTAIN COVENANTS OF THE PARTIES

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

5.2    Actions Requiring Consent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly provided in this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

(a)    Cause or permit any amendment, modification, alteration or rescission of the Certificate of Incorporation, the By-Laws, or the certificate of incorporation, by-laws or other charter or organizational documents of any of the Company’s Subsidiaries;

(b)    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary thereof) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries;

(c)    Issue, deliver, sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options outstanding under the Company Equity Incentive Plans as of the date of this Agreement or (ii) the exercise of the Warrants;

(d)    Sell, transfer, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of Company and its Subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice;

(e)    (i) Incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any material amount of indebtedness of any other Person;

(f)    Enter into any lease for real property or personal property lease;

(g)    Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed $100,000 in the aggregate and (ii) existing commitments under Material Contracts;

(h)    Reduce the amount of any insurance coverage provided by existing insurance policies;

(i)    Except as (i) required to comply with applicable law, (ii) provided for in this Agreement or (iii) required by any Company Employee Benefit Plan: (A) amend any Company Employee Benefit Plan or establish or commit to establish any new employee benefit plan, program, policy or arrangement; (B) provide any salary or bonus guarantee to any of its employees other than pursuant to existing agreements or (C) increase the salaries or wage rates of any of its employees;

(j)    Acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company and its Subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization;

(k)    Other than as required by applicable Laws and Regulations, make, change or revoke any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change any method of Tax accounting or Tax procedure or practice, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l)    Revalue any of its assets other than as required by applicable law, rule or regulation;

(m)    Make any change to its accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(n)    Sell, transfer, abandon or change any domain names or URLs or fail to renew any existing domain name or URL registrations on a timely basis;

(o)    Adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or business combination; or

(p)    Take or agree in writing to take, any of the actions described in Sections 5.2(a) through (o) above.

5.3    Actions by Parent or the HMI Entities Requiring Consent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly provided in this Agreement, Parent and each of the HMI Entities shall not do, cause or permit any of the following, without the prior written consent of Company:

(a)    Cause or permit any amendment of Parent’s certificate of incorporation or by-laws;

(b)    Sell, transfer to any Third Party or distribute as a dividend or other distribution any material portion of the assets of Parent or any of the HMI Entities, other than in the ordinary course of business consistent with past practice and except for the transfer of certain publishing business assets to an affiliate of the HMI Parties referred to in Section 4.13 of the Parent Disclosure Schedule;

(c)    Make any change to its accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(d)    Adopt a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation or dissolution; or

(e)    Take or agree in writing to take, any of the actions described in Sections 5.3(a) through (d) above.

5.4    No Solicitation.

(a)    Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of Company or any of its Subsidiaries (collectively, the “Company Representatives”) to:

(i)    solicit or initiate, or knowingly encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal;

(ii)    participate in any discussions or negotiations regarding, or furnish to any Person any material, non-public information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or

(iii)    except as permitted by Section 8.1(e), enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal.

Notwithstanding anything contained in this Section 5.4 or any other provision hereof to the contrary, Company or its Board of Directors may (A) take and disclose to Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) make such disclosure to Company’s stockholders as, in the good faith judgment of Company’s Board of Directors, after receiving advice from outside counsel, is required under applicable law; provided, that Company may not, except as permitted by Section 6.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby. Prior to the date the Company Stockholder Approval is obtained, Company may also: (x) furnish information concerning its business, properties or assets to any Person or group pursuant to a confidentiality agreement with terms and conditions similar to those of the Confidentiality Agreement, provided that Company shall promptly, and in any event within 24 hours, provide to Parent any non-public information concerning Company provided to any other Person or group which was not previously provided to Parent; and (y) negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if in the case of both (x) and (y) such Person or group has submitted a Superior Proposal.

(b)    Company will promptly (and in any event within 24 hours of Company becoming aware of the same) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by Company with respect to any Takeover Proposal, and Company will promptly (and in any event within 24 hours of Company becoming aware of the same) communicate to Parent the terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and of any modifications thereof. Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal.

(c)    Upon execution of this Agreement, Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal.

5.5    Tax Treatment.

(a)    Prior to and at the Effective Time, each Party shall use its reasonable best efforts to cause the exchange of HMI Ownership Interests for Parent Common Stock and the exchange of Company Stock for the Merger Consideration, pursuant to the Contribution and the Merger, respectively, when taken together, to qualify as an exchange to which Section 351(a) of the Code applies, and shall not take any action reasonably likely to cause such exchanges not to so qualify. Each of Parent and Company hereby confirm their respective understandings that the Parent Special Stock is properly characterized for United States Federal and state income tax purposes as stock that is other than “nonqualified preferred stock” within the meaning of Section 351(g)(2) of the Code. Unless other required by applicable Law and Regulations or as a result of a final determination (within the meaning set forth in Section 1313(a) of the Code) each of Parent and Company agree to treat the Parent Special Stock for all United States Federal and state income tax reporting purposes as stock that is not “nonqualified preferred stock.”

(b)    Each of the HMI Parties and Company shall use its reasonable best efforts to obtain the opinions referred to in Sections 6.1(a)(i) and 7.2(e), including by executing letters of representation reasonably requested by the legal counsel providing such opinions.

5.6    Certificates of Non-Foreign Status. Each HMI Owner shall deliver to Parent a certificate of non-foreign status that complies with Treasury Regulations Section 1.1445-2(b)(2).

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Form S-4.

(i)    As promptly as practicable following the date hereof, the Parties shall prepare the Form S-4 and any amendment or supplement thereto pursuant to which shares of Parent Stock and Parent Special Stock issuable in connection with the transactions contemplated by this Agreement will be registered with the SEC (the “Form S-4”) (in which the Proxy Statement will be included) and Parent and the HMI Entities shall file (or cause to be filed) the Form S-4 with the SEC, in which filing Company shall join with respect to the Proxy Statement. Prior to the Form S-4 being declared effective by the SEC under the Securities Act, the HMI Parties and Company shall, respectively, request Mayer Brown LLP and Howard Rice Nemerovsky Canady Falk & Rabkin, A Professional Corporation to deliver to the HMI Owners and to Company their respective tax opinions satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, such counsel shall be entitled to rely on tax representation letters executed by Company and the HMI Parties and addressed to such firms containing such representations regarding factual matters relevant to the foregoing legal opinions as either or both such firms may reasonably request. Each of the Parties shall use its reasonable best efforts to have the Proxy Statement cleared and the Form S-4 declared effective by the SEC as promptly as practicable after such filing and shall use their reasonable best efforts to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. As promptly as practicable following the date hereof, each of the Parties shall make all other filings required to be made by it with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable state “blue sky” laws. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other parties with copies of any written comments, and advise each other of any oral comments received from the SEC with respect to the Form S-4, including the Proxy Statement. Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to Company’s stockholders as promptly as practicable after the Form S-4 is declared effective by the SEC. Each of the Parties will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the transactions provided for in this Agreement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4. If at any time prior to the Effective Time any information relating to any of the Parties, or any of their respective Affiliates, officers or directors, is discovered by any of the Parties that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party discovering such information shall promptly notify the other Parties and the Parties shall cause an appropriate amendment or supplement containing or describing such information to be promptly filed with the SEC and disseminated to the holders of the Company Common Stock.

(ii)    The information supplied by Company for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, that will be used to seek the Company Stockholder Approval in connection with the transactions contemplated by this Agreement included in the Form S-4 shall not, on the date the proxy statement/prospectus is first mailed to the Company stockholders or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii)    The information supplied by the HMI Parties for inclusion in the Form S-4 or any amendment or supplement thereto shall not at the time the Form S-4 is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the HMI Parties for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, that will be used to seek the Company Stockholder Approval in connection with the transactions contemplated by this Agreement included in the Form S-4 shall not, on the date the proxy statement/prospectus is first mailed to the Company stockholders or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    Parent and Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)    Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2    Stockholder Approval.

(a)    As promptly as practicable following the execution of this Agreement, Company shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Company’s capital stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the Form S-4 has been declared effective by the SEC. Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable legal requirements.

Subject to the provisions of Section 6.2(b), the Proxy Statement shall include the Company Board Recommendation.

(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the termination of this Agreement, Company’s Board of Directors, or any committee thereof, may withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation if Company’s Board of Directors determines in good faith (after receiving advice of outside legal counsel) that such action is required to discharge its fiduciary duties to Company’s stockholders under Delaware Law. Further, Company may postpone the Company Stockholders’ Meeting following such a change in the Company Board Recommendation for a period of up to five Business Days if the Board determines in good faith (after receiving advice of outside legal counsel) that such action is required by applicable securities laws or is required to discharge the Board’s fiduciary duties to Company Stockholders under Delaware Law.

6.3    Access to Information.

(a)    Subject to the Confidentiality Agreement, Company agrees to provide Parent, the HMI Entities and their respective officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Parent and HMI Entities Representatives”), from time to time prior to the earlier of the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions, employees and operations. Parent and the HMI Entities shall hold, and shall cause their respective Affiliates and the Parent and HMI Entities Representatives to hold, any non-public information received from Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(b)    Subject to the Confidentiality Agreement, Parent and the HMI Entities agree to provide Company and the Company Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, such information as Company shall reasonably request with respect to Parent and the HMI Entities and their respective businesses, financial conditions, employees and operations. Company shall hold, and shall cause its Affiliates and the Company Representatives to hold, any non-public information received from Parent or the HMI Entities, directly or indirectly, in accordance with the Confidentiality Agreement.

6.4    Public Disclosure. Unless otherwise permitted by this Agreement, the Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or as required of Company pursuant to its listing agreement with The NASDAQ Stock Market, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Parties before issuing such press release or making such public statement or disclosure.

6.5    Cooperation; Further Assurances. Each of the Parties shall use its commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party hereto shall cooperate with the other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Each of the Parties hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

6.6    Director and Officer Indemnification.

(a)    The provisions of the certificate of incorporation and by-laws of the Surviving Corporation relating to indemnification of officers, directors, employees and agents, shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or By-Laws of Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

(b)    Parent shall cause, to the full extent Parent has power to do so, the Surviving Corporation to comply with the provisions of the certificate of incorporation and the by-laws of the Surviving Corporation, and with agreements of Company in effect at the date of this Agreement, relating to indemnification of the present and former officers, directors and employees of Company.

(c)    For six years after the Effective Time, Parent shall cause the Surviving Corporation to use commercially reasonable efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered immediately prior to the Effective Time by Company’s officers’ and directors’ liability insurance policy with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 250% of the current amount per annum paid by Company, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

6.7    Rule 16b-3. Parent, Merger Sub and Company shall take all commercially reasonable actions as may be required to cause the dispositions of equity securities of Company by each individual who is a director or officer of Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8    Employee Benefits.

(a)    As of immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to such employees that continue to be employed by the Surviving Corporation or an HMI Entity with employee benefits in the aggregate equivalent to those provided to similarly situated employees of Parent at such time. Nothing in this Agreement shall be construed to create a right in any employee of Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any written agreement between an employee and Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each employee of Company or any of its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (a “Continuing Employee”) shall be “at will” employment that may be terminated by the relevant employer or the employee at any time for any reason or without any reason.

(b)    If requested by Parent, Company shall, immediately prior to the Closing, terminate any one or more of the Company Employee Benefit Plans. In the event Parent requests that any of the Company Employee Benefit Plans be terminated, Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such plans, to be effective no later than the Closing Date, and shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of any such plans.

(c)    With respect to employee benefit plans, if any, of Parent or its subsidiaries in which Continuing Employees become eligible to participate after the Effective Time (the “Parent Plans”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Parent Plan that is a medical or health plan or, as applicable, any disability plan, (x) waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Company Employee Benefit Plans in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan, (y) waive any waiting period under such Parent Plan, and (z) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the Parent Plan (to the same extent such credit was given under the analogous Company Employee Benefit Plans prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year that includes such transfer, provided, however, that any required third-party consent for such waivers and crediting of co-payments and deductibles is obtained (and Parent agrees to use commercially reasonable efforts to obtain such consents) and further provided that the Continuing Employees (and their respective dependents and beneficiaries, as applicable) provide appropriate written consent for disclosure of information by the applicable Company Employee Benefit Plans to the applicable Parent Plans as necessary for the crediting of co-payments and deductibles; and (ii) recognize service of the Continuing Employees with Company or its subsidiaries (or their respective predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Parent Plan in which the Continuing Employees are eligible to participate after the Effective Time, to the extent that such service was recognized for that purpose under the analogous Company Employee Benefit Plans prior to such transfer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

6.9    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all commercially reasonable actions necessary to delist the Company Common Stock from The NASDAQ Stock Market, such delisting to become effective at the Effective Time.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of Parent, Merger Sub, Company and the HMI Owners to effect the Merger and the Contribution shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or the Contribution shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered or enforced which prevents or prohibits the consummation of the Merger or the Contribution. In the event an injunction or other order shall have been issued, each Party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

(c)    Governmental Consents and Approval. The Parties and their respective Subsidiaries shall have timely obtained from any applicable Governmental Entity all approvals, waivers, consents or indications of non-objection, if any, necessary for consummation of or in connection with the transactions contemplated hereby.

(d)    Form S-4. The Form S-4 shall have been declared effective by the SEC or otherwise have become effective under the Securities Act, no stop order suspending such effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

7.2    Additional Conditions to the Obligations of Parent and the HMI Owners. he obligations of Parent and the HMI Owners to consummate the Merger and the Contribution shall be subject to the satisfaction or waiver by Parent and the HMI Owners at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, and except that the representations and warranties set forth in Sections 3.1 (other than with respect to qualification to do business and being in good standing in certain jurisdictions as referred to in the second sentence of Section 3.1), 3.2(a), Section 3.2(b) and 3.3(a) shall be true and correct in all respects; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect), then the condition stated in this Section 7.2(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not be or have a Company Material Adverse Effect.

(b)    Performance of Obligations. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Certificate of Company. Parent and the HMI Owners shall have received a certificate executed on behalf of Company by its Chief Executive Officer or Chief Financial Officer, in their capacities as such, that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)    Legal Opinion. The HMI Owners shall have received an opinion of Mayer Brown LLP in form and substance reasonably satisfactory to the HMI Owners to the effect that (i) for U.S. federal income tax purposes the Contribution and the Merger, taken together, will constitute exchanges described in Section 351 of the Code and (ii) the HMI Owners will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Contribution and the Merger. In rendering such opinion, such counsel shall be entitled to rely upon representations of the HMI Parties and Company, including those contained in the tax representation letters delivered pursuant to Section 6.1(a).

(f)    Appraisal Demands. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have made a demand for appraisal and payment for their shares pursuant to Section 262 of the Delaware Law.

7.3    Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and the Contribution shall be subject to the satisfaction or waiver by Company at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and the HMI Entities set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect), then the condition stated in this Section 7.3(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall not be or have a Parent Material Adverse Effect.

(b)    Performance of Obligations. Parent, the HMI Entities and the HMI Owners shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent, the HMI Entities and the HMI Owners by an authorized officer of each, in his or her capacity as such, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)    Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)    Unencumbered Cash. Parent and the HMI Entities shall, in the aggregate, have cash and cash equivalents (as that term is defined by Company in the preparation of its financial statements) not subject to a Lien to secure indebtedness, other than general Liens covering all or substantially all of the assets of Parent or one or more of the HMI Entities, equal to (A) $5,200,000 reduced by (B) the costs and expenses incurred by the HMI Parties in connection with the transactions provided for in this Agreement, including fees and disbursements of accountants and legal counsel, but not to exceed (for this purpose only) $500,000.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1    Termination. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a)    by mutual consent of Parent and Company at any time prior to the Effective Time;

(b)    by either Parent or Company if the Closing shall not have occurred on or before April 30, 2009; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by Parent at any time prior to the Effective Time, if: (i) Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement); (ii) the Board of Directors of Company shall have withdrawn or modified the Company Board Recommendation in any manner adverse to Parent, the HMI Entities, the HMI Owners or Merger Sub or shall have resolved to do so; or (iii) the Board of Directors of Company shall (x) have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so, or (y) not have sent to holders of shares of Company Common Stock within 10 Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Takeover Proposal, a statement recommending rejection of such offer or solicitation;

(d)    by Company at any time prior to the Effective Time, if Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company if Company is at that time in material breach of this Agreement);

(e)    by Company at any time prior to the date the Company Stockholder Approval is obtained in order to enter into an agreement with respect to a Superior Proposal if: (i) Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 8.1(e) to accept such a Superior Proposal, specifying the terms and conditions of such Superior Proposal; and (ii) Parent has not within five Business Days of receipt of such written notice subsequently made an offer that the Company’s Board of Directors determines in good faith (after receiving advice of its independent financial advisors) is at least as favorable taking into account the Termination Fee as such Superior Proposal;

(f)    by either Parent or Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(g)    by either Parent or Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any postponement or adjournment thereof.

8.2    Effect of Termination. If this Agreement is terminated as provided in Section 8.1, there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors, stockholders or Affiliates; provided, that (a) the provisions of Section 6.4 (Public Disclosure), Section 8.3 (Expenses and Termination Fees), Section 9.8 (Third Party Beneficiaries), Section 9.9 (Governing Law) and this Section 8.2 shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for intentional breach of this Agreement or for fraud in connection with this Agreement or the transactions contemplated hereby.

8.3    Expenses and Termination Fee.

(a)    Whether or not the Merger and the Contribution are consummated, all costs and expenses incurred by Company and the HMI Parties in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of their advisers, agents, accountants and legal counsel) shall be paid by the Party incurring such expense, it being understood and agreed that expenses incurred in connection with printing and distributing the Proxy Statement, one-half of the filing fees incurred in connection with the Form S-4 (including the Proxy Statement) and one-half of any other filing fees payable to Government Entities in connection with the transactions provided for in this Agreement shall be expenses of Company.

(b)    In the event that either (A) Company shall terminate this Agreement pursuant to Section 8.1(e) or (B) Parent shall terminate this Agreement pursuant to Section 8.1(c)(ii) or (iii), Company shall pay the Termination Fee to Parent.

(c)    In the event that (A) either (i) Parent shall terminate this Agreement pursuant to Section 8.1(c)(i), or (ii) Parent or Company shall terminate this Agreement pursuant to Section 8.1(f) or (g), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to Company, and (C) within twelve months after such termination of this Agreement, either (i) a definitive agreement is entered into by Company with respect to a Takeover Proposal or (ii) a Takeover Proposal is consummated, Company shall pay the Termination Fee to Parent.

(d)    In the event that this Agreement is terminated pursuant to Section 8.1(c) (other than termination pursuant to (A) Section 8.1(c)(i) based on breach of representation or warranty due to changes in facts occurring after the date hereof and not within the control of Company, or (B) Section 8.1(c)(ii) if the withdrawal or modification of the Company Board Recommendation is in connection with a termination of this Agreement by Company pursuant to 8.1(e) or is based solely on an actual breach of representation, warranty or covenant by the HMI Parties), or Section 8.1(g) and no Takeover Proposal has been made prior thereto, Company shall pay to the HMI Parties all of their reasonable, actual and documented out-of-pocket fees and expenses incurred on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided, that such expense reimbursement obligation shall be limited to a maximum of $500,000 in the event this Agreement is terminated pursuant to Section 8.1(g). Company shall pay the expenses of the HMI Parties as provided herein promptly, and in any event within 5 Business Days, following presentation by the HMI Parties of a request for such payment accompanied by reasonable documentation supporting such payment request, which request may only be made in connection with or after termination of this Agreement.

(e)    In the event that a Termination Fee is payable to Parent, Company shall pay the Termination Fee to Parent: (i) within five days after the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b)(B); (ii) at the earlier of the time that a definitive agreement is entered into by the Company or the time the Takeover Proposal is consummated, in the event that the Termination Fee is payable pursuant to Section 8.3(c), or (iii) on the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.1(e).

(f)    In the event that Company fails to pay either or both of the expenses of Parent, the HMI Entities and the HMI Owners or the Termination Fee when due under this Section 8.3 and Parent commences a suit which results in a judgment against Company for such overdue amount, then (i) Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of 7% per annum.

(g)    The HMI Parties hereby agree, that, upon any termination of this Agreement under circumstances in which the Termination Fee is required to be paid, and provided such Termination Fee is timely paid in full, the HMI Parties and their Affiliates (including Merger Sub) shall be precluded from seeking any remedy against the Company and its Affiliates, at law or in equity or otherwise (except as otherwise provided in this Agreement, including Sections 8.3(d) and (f)), and neither the HMI Parties nor any of their Affiliates (including Merger Sub) may seek (and the HMI Parties shall cause their Affiliates (including Merger Sub) not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Affiliates, or any of the Company Representatives in connection with this Agreement or the transactions contemplated hereby or the termination or breach of this Agreement. The HMI Parties acknowledge that the agreements contained in this Section 8.3(g) are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Company would not enter into this Agreement, and Parent and the Company acknowledge and agree that the Termination Fee is reasonable and not a penalty.

8.4    Amendment. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.

8.5    Extension; Waiver. At any time prior to the Effective Time any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto intended for such Party’s benefit, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE IX.
GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in ARTICLE I, Section 6.4 (Public Disclosure), Section 6.5 (Cooperation; Further Assurances), Section 6.6 (Director and Officer Indemnification), Section 6.8 (Employee Benefits), Section 8.3 (Expenses and Termination Fee) and this ARTICLE IX shall survive the Effective Time.

9.2    Notices. All notices and other communications required or permitted to be given hereunder shall be sent in writing to the party to whom it is to be given with copies to all other parties as follows (as elected by the party giving such notice) and be either personally delivered against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with a nationally recognized express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent, the HMI Entities or the HMI Owners to:

Here Media Inc.
10990 Wilshire Boulevard
Penthouse
Los Angeles, CA 90024
Attention: Stephen P. Jarchow, Chairman of the Board
Facsimile: (310) 806-4268

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
350 South Grand Avenue
25th Floor
Los Angeles, CA 90071-1503
Attention: James R. Walther
Facsimile: (213) 576-8153

(b)  if to Company, to:

PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 9411
Attention: Karen Magee, Chief Executive Officer
Facsimile: 415-834-6216

with a copy (which shall not constitute notice) to:

Howard Rice Nemerovski Canady Falk & Rabkin,
  A Professional Corporation
Three Embarcadero Center, Seventh Floor
San Francisco, CA 94111-4024
Attention: Michael J. Sullivan
Facsimile: (415) 217-5910

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

9.3    Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence in determining the rights of, and compliance with the terms of this Agreement by, the Parties.

9.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or other electronic means, it being understood that all parties need not sign the same counterpart.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

9.6    Remedies. Nothing in this Agreement is intended either to preclude any Party from seeking or to authorize any Party to seek specific performance of this Agreement as a remedy in the event of a breach of this Agreement.

9.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.8    Third Party Beneficiaries. Except for the right of Persons who are entitled to coverage under the Company’s directors and officers liability insurance immediately prior to the Effect Time to enforce the provisions of Section 6.6 (Director and Officer Indemnification), (i) the parties signatory hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other such parties hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.

9.10    Consent to Jurisdiction. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware state court or Federal court of the United States of America sitting within the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally: (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

9.11    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.12    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

9.13    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PlanetOut Inc.

By:	/s/ Karen Magee
Name:     Karen Magee

Title:	Chief Executive Officer

Here Media Inc.

By:	/s/ Stephen P. Jarchow
Name:     Stephen P. Jarchow

Title:	Chairman of the Board

HMI Merger Sub

By:	/s/ Stephen P. Jarchow
Name:     Stephen P. Jarchow

Title:	Chairman of the Board

HMI Owners:

/s/  Stephen P. Jarchow
Stephen P. Jarchow

/s/  Paul A. Colichman
Paul A. Colichman

Here Management LLC

by:	/s/ Stephen P. Jarchow
Stephen P. Jarchow, its Manager

HMI Entities:

Here Networks LLC

By:	Here Management LLC, its Manager

by:	/s/ Stephen P. Jarchow
Stephen P. Jarchow, its Manager

Regent Entertainment Media Inc.

by:	/s/ Stephen P. Jarchow
Stephen P. Jarchow
Chairman of the Board

EXHIBIT A

Parent Stock to be Issued and Reserved for Issuance upon Closing of Contribution and Merger1

	Common Stock		Special Stock
	Number of	% of	Number of	% of
Stockholder	Shares	Total	Shares	Total
HMI Owners (issued in Contribution)

Stephen P. Jarchow	613,313	3%	0.0	0.0%

Paul A. Colichman	408,875	2%	0.0	0.0%

Here Management, LLC	15,332,828	75%	0.0	0.0%

Total HMI Owners	16,355,016	80.0%	0.0	0.0%

Former Company Stockholders and Holders of	4,088,754	20.0%	4,088,754	100.0%

the Excluded Warrants (issued in Merger)

Total	20,443,770	100.0%	4,088,754	100.0%

1	Numbers of shares, but not percentages, shown are subject to adjustment pursuant to Section 2.1 of the Agreement to the extent that the number of shares of Company Common Stock is greater or fewer than 4,088,754 immediately prior to the Effective Time.

A-1

EXHIBIT B

Certificate of Incorporation of Parent

CERTIFICATE OF INCORPORATION
OF
HERE MEDIA, INC.

I.

The name of the corporation is Here Media, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.    The corporation is authorized to issue three classes of stock, to be designated, respectively, “Common Stock,” “Preferred Stock” and “Special Stock.” The total number of shares which the corporation is authorized to issue is [•] Million ([•]) shares, of which [•] Million ([•]) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001), [•] Million ([•]) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001), and [•] Million ([•]) shares shall be Special Stock, each having a par value of one-tenth of one cent ($.001).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.    The Special Stock shall have the rights, preferences, privileges and restrictions specified herein.

(1)    Dividends and Distributions. The Special Stock shall not be entitled to dividends or any other distributions, other than distributions under the circumstances and to the extent provided in paragraph (4) below.

(2)    Voting Rights. Except as otherwise required by law or expressly provided herein, the holders of Special Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the corporation.

(3)    Protective Provisions. In addition to any other vote or consent required herein or by law, the corporation shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote of the holders of a majority of the outstanding shares of Special Stock, voting together as a single class:

(a)    alter or change the powers, preferences or special rights of the Special Stock so as to affect the holders thereof adversely;

(b)    issue any additional shares of Special Stock after the date of initial issuance of the Special Stock; or

(c)    amend this paragraph (3).

(4)    Liquidation, Dissolution or Winding Up.

(a)    Upon any liquidation, dissolution or winding up of the corporation, if distribution of the Total Liquidation Value to holders of Common Stock ratably in accordance with the number of shares held by each such holder would result in the receipt of cash, property or cash and property having an aggregate value per share of Common Stock that is less than $4.00* per share, then, prior to any distribution to holders of Common Stock, the holders of Special Stock shall be entitled to receive liquidation proceeds per share of Special Stock in an amount equal to the amount derived from the following equation; provided, that in no event shall such amount exceed $4.00:

Proceeds per Share of Special Stock	=	$4.00	−	Total Liquidation Value − ($4.00 x Total Number of Outstanding Shares of Special Stock) Total Outstanding Shares of Common Stock − Total Number of Outstanding Shares of Special Stock

If payments are required to be made on the Special Stock, the payment per share of Common Stock which is payable after payment to the holders of Special Stock (the “Liquidation Balance per Common Share”) shall be derived from the following equation:

Liquidation Balance per Common Share	=	Total Liquidation Value − ($4.00 x Total Number of Outstanding Shares of Special Stock) Total Outstanding Shares of Common Stock − Total Number of Outstanding Shares of Special Stock

For the purposes of this paragraph (4), “Total Liquidation Value” shall mean the value remaining after payment in full of the claims of all of the corporation’s creditors, the liquidation preferences of any and all classes of Preferred Stock and all accrued but unpaid dividends which the holders of Preferred Stock are then entitled to receive pursuant to the terms of such Preferred Stock, if any. If, upon liquidation, dissolution or winding up of the corporation, distributions are made other than in cash, the value of such distributions shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(b)    For the purposes of this paragraph (4), neither the consolidation or merger of the corporation with or into one or more other entities, nor the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the corporation shall be deemed a liquidation, dissolution or winding up of the corporation; provided, however, that the consolidation or merger of the corporation with or into one or more other entities, or the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the corporation, in which in each of the foregoing cases, (i) 50% or more of the value (as determined by the Board of Directors in good faith) of the consideration paid or issued in exchange for the common stock of the corporation or such property or assets consists of cash, publicly traded securities or a combination of cash and publicly traded securities, and (ii) such transaction results in a change in “control” of the corporation (as the term “control” is defined in SEC Rule 12b-2 promulgated by the Securities and

* This amount is based on an assumed number of outstanding shares of Company Common Stock of 4,088,889 and an aggregate liquidation preference of $16,355,556. In the event the aggregate of the number of shares of Company Common Stock outstanding at the Closing and shares of Company Common Stock issuable under warrants or other rights, other than the Excepted Warrants, exceeds that number by more than 10,000 shares, the $4.00 amount shall be proportionately reduced by dividing $16,355,556 by the correct number of such shares of Company Common Stock.

Exchange Commission under the Securities Exchange Act of 1934), shall be deemed a liquidation, dissolution or winding up of the corporation. In the event a transaction of the type referred to in the proviso to the preceding sentence occurs, the consideration payable to holders of the common stock of the corporation in such transaction shall, for purposes of applying the provisions of subparagraph (a) of this paragraph (4), be treated as liquidation proceeds.

(c)    All references in this paragraph (4) and in the following paragraph (5)(b) to “$4.00” or “$4.00 per share” shall be adjusted to the extent appropriate, as determined by the Board of Directors, to reflect stock splits, reverse stock splits, dividends or distributions made in shares of Common Stock, or reclassifications, in each case with respect to the Common Stock.

(5)    Cancellation.

(a)    All outstanding shares of Special Stock shall be cancelled automatically on the date in 2013 that is the fourth anniversary of the initial issuance of the special stock (the “Special Stock Cancellation Date”), if not cancelled prior that date pursuant to subparagraph (b) or (c) of this paragraph 5, without payment of any consideration therefor and without necessity of any notice or other action by the corporation; provided, that such cancellation shall not extinguish the right, if any, of holders of shares of Special Stock to receive amounts provided for in the immediately preceding paragraph (4) of this Article IV as a result of a liquidation, dissolution or winding-up of the corporation that occurred prior to Special Stock Cancellation Date.

(b)    If, at any time prior to the Special Stock Cancellation Date, the corporation shall have offered and sold its Common Stock in a Public Equity Offering, then all outstanding shares of Special Stock shall be automatically cancelled, without payment of any consideration therefor and without any necessity of any notice or other action by the corporation. For purposes of this paragraph (b), the term “Public Equity Offering” shall mean an underwritten public offer and sale, or a private placement in the form commonly known as a “Private Investment in Public Equity” or “PIPE” transaction, of Common Stock of the corporation at a per share price of at least $4.00 per share and resulting in gross proceeds to the corporation of at least $20.0 million (including any sale of common shares purchased upon the exercise of any over-allotment option granted in connection therewith); provided, that an acquisition of the corporation by a special purpose acquisition company or similar transaction, as determined by the Board of Directors of the corporation, other than an acquisition solely for cash, that values the Common Stock of the corporation at a per share price of at least $4.00 per share, shall be deemed a “Public Equity Offering” for purposes of this subparagraph (b).

(c)    The shares of Special Stock shall be cancelled upon the affirmative vote of the holders of a majority of the outstanding shares of Special Stock, voting together as a single class.

(6)    Rank. The Special Stock shall rank, with respect to the distribution of assets upon liquidation, dissolution or winding-up of the corporation, senior and prior in right to the Common Stock and junior to all series of the corporation’s Preferred Stock.

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    (1)    The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

      (2)    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      (3)    Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the “Voting Stock”).

      (4)    Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.    (1)    The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

      (2)    The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

      (3)    No action may be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action may be taken by the stockholders by written consent.

      (4)    Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

      (5)    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A.    A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

B.    Any repeal or modification of this Article VI shall be prospective only and shall not affect the rights of any person under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to any alleged liability or indemnification.

VII.

A.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

VIII.

The name and the mailing address of the Sole Incorporator is as follows:

Name	Mailing Address

[•]

In Witness Whereof, this Certificate has been subscribed this [•] day of [•], 2008 by the undersigned who affirms that the statements made herein are true and correct.

/s/  [•]

[•]
Sole Incorporator